Exhibit 99.01

Investor Contact:	Press Contact:
Frank Yoshino	Katherine Lane
Vice President, Finance	Director, Corporate Communications
+1 714 885-3697	+1 714 885-3828
frank.yoshino@emulex.com	katherine.lane@emulex.com
EMULEX ANNOUNCES SECOND QUARTER FISCAL 2011 RESULTS
Net Revenues Grow 11 Percent Sequentially, Totaling $114 Million
COSTA MESA, Calif., January 20, 2011 — Emulex Corporation (NYSE:ELX) today announced results for its second fiscal quarter ended December 26, 2010.
Second Quarter Financial Highlights
•	Total net revenues of $114.0 million, an increase of 11% sequentially and 5% year-over-year
•	10Gb/s Ethernet (10GbE)-based net revenues grew more than 35% sequentially, and accounted for over 10% of total net revenues for the quarter
•	Host Server Products (HSP) net revenues were $92.2 million, or 81% of net revenues, an increase of 17% sequentially and 13% year-over-year
•	8Gb/s products exceeded 50% of HSP Fibre Channel net revenues for the quarter
•	Embedded Storage Products (ESP) net revenues were $21.8 million, or 19% of net revenues, a decrease of 9% sequentially and 17% year over year
•	GAAP gross margins of 56% and non-GAAP gross margins of 64%
•	GAAP operating loss of $8.2 million, or 7% of total net revenues, and non-GAAP operating income of $12.5 million, or 11% of total net revenues
•	GAAP net loss of $39.8 million and non-GAAP net income of $13.4 million
•	GAAP loss per share of $0.46 and non-GAAP diluted earnings per share of $0.15
•	Cash, cash equivalents and investments at the end of the quarter were $178.6 million

FY’11 Q2 Earnings Results
January 20, 2011

Business Highlights
•
Captured over ten percent of the total 10GbE adapter and Local Area Network on Motherboard (LOM) revenue market share, according to the Dell’Oro Group’s Q3 2010 Network Controller and Adapter report. Emulex now ranks second in overall 10GbE adapter and LOM ports, and third in total revenue for the September quarter.

•
Began OEM sampling of the Pilot 3 integrated Baseboard Management Controllers (iBMC), an integrated lights-out management controller with a unique high performance triple core architecture that provides embedded platform management, high performance Keyboard Video and Mouse (KVM) console operation and high speed remote storage support

•
Announced broad support of OneConnect™ 10Gb/s Ethernet, iSCSI and Fibre Channel over Ethernet (FCoE) Universal Converged Network Adapters (UCNAs) and LightPulse® Fibre Channel HBAs on the new Red Hat Enterprise Linux 6 platform

•
Introduced OneCommand™ Guardian and OneCommand Key Manager, a comprehensive host-based encryption solution designed to provide a scalable cost-effective security for data in-flight and at-rest on servers using Emulex’s OneSecure™ Adapters or LightPulse® Fibre Channel Hosts Bus Adapters (HBAs)

•
Announced support of the T10 Protection Information (T10-PI) standard to prevent silent data corruption and ensures the integrity and regulatory compliance of user data on Emulex LightPulse 8Gb/s Fibre Channel HBAs with its BlockGuard™ feature

Financial Results
Total net revenues increased 11% sequentially and 5% from the comparable quarter of last year, reaching $114.0 million in the second quarter. Second quarter GAAP net loss was $39.8 million, or $0.46 per share, compared to a GAAP net loss of $8.1 million, or $0.10 per share, in the prior quarter, and GAAP net income of $8.9 million, or $0.11 per diluted share, reported in Q2 of fiscal 2010. Non-GAAP net income for the second quarter was $13.4 million, or $0.15 per diluted share. Non-GAAP net income increased 35% sequentially from the $9.9 million reported in the first quarter, but declined 7% from $14.3 million in the comparable quarter of the last fiscal year. Reconciliations between GAAP and non-GAAP results are included in the accompanying financial data.

FY’11 Q2 Earnings Results
January 20, 2011

CEO Jim McCluney commented, “Our December quarter results were a strong finish for calendar 2010, which represents 20% revenue growth over 2009. Revenues were at the high end of our guidance and our gross margins improved sequentially as we began to realize the benefits from the recently completed ServerEngines acquisition.” “Host Server Products sequential revenue growth of 17% was driven by share gains in our core Fibre Channel products and the continuing ramp of our 10GbE UCNAs and ULOMs, which are now over 10% of our revenues,” McCluney continued.
“With the next round of 10GbE server design activities well underway at our customers, we are well positioned to expand on the momentum that has been building over the past year,” concluded McCluney.
Business Outlook
Although actual results may vary depending on a variety of factors, many of which are outside the Company’s control, including the timing of new server launches by our customers, Emulex is providing guidance for its third fiscal quarter ending March 27, 2011. For the third quarter of fiscal 2011, Emulex is forecasting total net revenues in the range of $108—$112 million. The Company expects non-GAAP earnings per diluted share could amount to $0.08—$0.11 in the third quarter. On a GAAP basis, Emulex expects a loss per share of $0.03—$0.06 in the third quarter. GAAP estimates for the third quarter reflect approximately $0.14 per diluted share in expected charges arising primarily from amortization of intangibles and stock-based compensation.
About Emulex
Emulex is the leader in converged networking solutions for the data center. Our Connectivity Continuum architecture provides intelligent networking services that transition today’s infrastructure into tomorrow’s unified network ecosystem. Emulex provides a single framework that intelligently connects every server, network and storage device within the data center. Through strategic collaboration and integrated partner solutions, Emulex provides its customers with industry leading business value, operational flexibility and strategic advantage. Emulex is listed on the New York Stock Exchange (NYSE:ELX) and has corporate headquarters in Costa Mesa, California. News releases and other information about Emulex Corporation are available at http://www.emulex.com.

FY’11 Q2 Earnings Results
January 20, 2011

Note Regarding Non-GAAP Financial Information
To supplement the condensed consolidated financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), we have included the following non-GAAP financial measures in this press release or in the webcast to discuss our financial results for the second fiscal quarter which may be accessed via our website at www.emulex.com: (i) non-GAAP gross margin, (ii) non-GAAP operating expenses, (iii) non-GAAP operating income, (iv) non-GAAP net income, and (v) non-GAAP diluted earnings per share. These non-GAAP financial measures exclude certain expenses and reflect an additional way of viewing aspects of our operations that, when viewed with the GAAP results and the reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our results of operations and the factors and trends affecting our business. However, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. We use our non-GAAP financial measures internally to better understand and evaluate our business, prepare annual budgets, and in measuring performance for some forms of compensation.
Our non-GAAP financial measures reflect adjustments based on the following items, as well as the related income tax effects:
Stock-based compensation. Although stock-based compensation represents an important part of incentive compensation offered to our key employees, we believe that exclusion of the impact of stock-based compensation assists management and investors in evaluating the period over period performance of our business operations and in comparing our performance with those of our competitors. Stock-based compensation expense will recur in future periods.
Amortization of intangibles. Amortization of intangibles generally represents costs incurred by an acquired company or other third party to build value prior to our acquisition of the intangible assets. As such, it is effectively part of the transaction costs of the acquisition rather than ongoing costs of operating our core business. As a result, we believe that exclusion of these costs in presenting non-GAAP financial measures provides management and investors a more effective means of evaluating its historical performance and projected costs and the potential for realizing cost efficiencies within our core business. Amortization of intangibles will recur in future periods.
Severance and associated costs. We have incurred severance and certain related costs in connection with the change in employment status of certain employees, including terminations resulting from elimination of certain positions. We believe that the exclusion of such severance and related costs from the relevant non-GAAP financial measures enables management and investors to more effectively evaluate historical performance and projected costs. While severance and associated costs are generally infrequent in nature, we may incur severance or associated costs in response to changing economic conditions or in connection with acquisitions.

FY’11 Q2 Earnings Results
January 20, 2011

Broadcom’s unsolicited takeover proposal and related litigation costs. We believe that exclusion of charges related to Broadcom’s unsolicited takeover proposal and related litigation costs is useful to management and investors in evaluating the performance of our ongoing operations on a period-to-period basis and relative to our competitors. While such costs will continue until our outstanding litigation with Broadcom has been resolved, such costs are generally unrelated to our core business and/or infrequent in nature.
Fair value adjustments on assets. We have recognized fair value adjustments in connection with certain assets. We believe that exclusion of these adjustments is useful to management and investors in evaluating the performance of our ongoing operations on a period-to-period basis and relative to our competitors. In this regard, we note that adjustments of this type are infrequent in nature.
Tax impact associated with the option exchange. During the first quarter of fiscal 2010 we completed a shareholder approved exchange of options for restricted stock which resulted in a tax benefit. We believe the exclusion of the tax benefit related to this option exchange is useful to management and investors in evaluating the performance of our ongoing operations on a period-to-period basis and relative to our competitors. In this regard, we note that charges of this type are infrequent in nature.
Charges related to PCT of ServerEngines Intangibles. During the second quarter of fiscal 2011 one of our US entities entered into a platform contribution transaction (PCT) with one of our international subsidiaries to license the recently acquired ServerEngines technology. We believe the exclusion of the tax impact related to this PCT is useful to management and investors in evaluating the performance of our ongoing operations on a period-to-period basis and relative to our competitors. In this regard, we note that charges of this type are infrequent in nature.
Timing difference due to using an actual interim effective tax rate versus an annualized effective tax rate. Although for fiscal year 2010, we used an actual interim effective tax rate instead of an annualized effective tax rate in calculating GAAP net income, we believe that eliminating the tax impact associated with this timing difference is useful to management and investors in evaluating the performance of our ongoing operations on a period-to-period basis and relative to our competitors. In this regard, we note that a similar adjustment may recur in future periods when the use of an annualized effective tax rate would be distortive.
“Safe Harbor’’ Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above, including, without limitation, those contained in the discussion of “Business Outlook” above, and the reconciliation of forward-looking diluted earnings per share below, contain forward-looking statements that involve risk and uncertainties. We expressly disclaim any obligation or undertaking to release publicly any updates or changes to these forward-looking statements that may be made to reflect any future events or circumstances. We wish to caution readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. The fact that the economy generally, and the technology and storage segments specifically, have been in a state of uncertainty makes it difficult to determine if past experience is a good guide to the future and makes it impossible to determine if markets will grow or shrink in the

FY’11 Q2 Earnings Results
January 20, 2011

short term. Disruptions in world credit and equity markets and the resulting economic uncertainty for our customers and the storage networking market as a whole has resulted in a downturn in information technology spending that has and could continue to adversely affect our revenues and results of operations. Furthermore, the effect of any actual or potential unsolicited offers to acquire us may have an adverse effect on our operations. As a result of this uncertainty, we are unable to predict with any accuracy what future results might be. Other factors affecting these forward-looking statements include, but are not limited to, the following: slower than expected growth of the storage networking market or the failure of our Original Equipment Manufacturer (OEM) customers to successfully incorporate our products into their systems; our dependence on a limited number of customers and the effects of the loss of, or decrease or delays in orders by any such customers, or the failure of such customers to make payments; the emergence of new or stronger competitors as a result of consolidation movements in the market; the timing and market acceptance of our or our OEM customers’ new or enhanced products; unexpected costs associated with entry into new markets; the variability in the level of our backlog and the variable and seasonal procurement patterns of our customers; impairment charges, including but not limited to goodwill, intangible assets and equity investments recorded under the cost method; changes in tax rates or legislation; the effects of terrorist activities, natural disasters and resulting political or economic instability; the highly competitive nature of the markets for tour products as well as pricing pressures that may result from such competitive conditions; any inability to successfully implement changes in our revenue model to separately charge for software; the effect of rapid migration of customers towards newer, lower cost product platforms; possible transitions from board or box level to application specific computer chip solutions for selected applications; a shift in unit product mix from higher-end to lower-end or mezzanine card products; a decrease in the average unit selling prices or an increase in the manufactured cost of our products; delays in product development; our reliance on third-party suppliers and subcontractors for components and assembly; any inadequacy of our intellectual property protection and the costs of actual or potential third-party claims of infringement and any related indemnity obligations or adverse judgements; our ability to attract and retain key technical personnel; our ability to benefit from research and development activities; our dependence on international sales and internationally produced products; the effect of acquisitions; including the recent acquisition of ServerEngines; changes in accounting standards; and the potential effects of global warming and any resulting regulatory changes on our business. We have and will incur charges associated with the acquisition of ServerEngines. As the valuation and purchase price allocation has not been finalized, we are unable to predict the impact of various post-acquisition charges, including amortization of intangibles and stock-based compensation. These and other factors could cause actual results to differ materially from those in the forward-looking statements and are discussed in our filings with the Securities and Exchange Commission, including its recent filings on Forms 10-K and 10-Q, under the caption “Risk Factors.”
This news release refers to various products and companies by their trade names. In most, if not all, cases these designations are claimed as trademarks or registered trademarks by their respective companies.

FY’11 Q2 Earnings Results
January 20, 2011

EMULEX CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 26,	December 27,	December 26,	December 27,
	2010	2009	2010	2009

Net revenues	$113,998	$108,290	$217,095	$193,817
Cost of sales	50,225	41,506	95,927	74,927

Gross profit	63,773	66,784	121,168	118,890

Operating expenses:
Engineering and development	41,668	31,680	79,932	63,079
Selling and marketing	14,226	15,760	26,935	28,672
General and administrative	13,663	11,896	31,282	24,175
Amortization of other intangible assets	2,457	1,698	4,473	3,396

Total operating expenses	72,014	61,034	142,622	119,322

Operating income (loss)	(8,241)	5,750	(21,454)	(432)

Nonoperating income (loss):
Interest income	21	93	42	212
Interest expense	(10)	(2)	(385)	(4)
Other income (expense), net	(45)	(132)	(198)	98

Total nonoperating income (loss)	(34)	(41)	(541)	306

Income (loss) before income taxes	(8,275)	5,709	(21,995)	(126)

Income tax provision (benefit)	31,483	(3,233)	25,871	(12,906)

Net income (loss)	$(39,758)	$8,942	$(47,866)	$12,780

Net income (loss) per share:
Basic	$(0.46)	$0.11	$(0.57)	$0.16

Diluted	$(0.46)	$0.11	$(0.57)	$0.16

Number of shares used in per share computations:
Basic	86,565	79,667	84,485	79,563

Diluted	86,565	80,734	84,485	80,505

FY’11 Q2 Earnings Results
January 20, 2011

EMULEX CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	December 26,	June 27,
	2010	2010
Assets

Current assets:
Cash and cash equivalents	$168,790	$248,813
Investments	9,804	45,990
Accounts and other receivables, net	75,083	59,479
Inventories	15,851	13,465
Prepaid income taxes	—	17,563
Prepaid expenses and other current assets	10,609	12,799
Deferred income taxes	21,297	19,442

Total current assets	301,434	417,551

Property and equipment, net	66,744	63,482
Intangible assets, net	345,850	138,332
Deferred income taxes	2,932	27,658
Other assets	12,820	42,427

	$729,780	$689,450

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$39,501	$31,377
Accrued liabilities	38,900	29,053
Income taxes payable	5,090	—

Total current liabilities	83,491	60,430

Other liabilities	4,293	4,287
Accrued taxes	36,107	33,551

Total liabilities	123,891	98,268

Total stockholders’ equity	605,889	591,182

	$729,780	$689,450

FY’11 Q2 Earnings Results
January 20, 2011

EMULEX CORPORATION AND SUBSIDIARIES
Supplemental Information
Historical Net Revenues by Channel and Territory:

	Q2 FY		Q2 FY
	2011	% Total	2010	% Total
($000s)	Revenues	Revenues	Revenues	Revenues	% Change
Revenues from OEM customers	$100,554	88%	$91,194	84%	10%
Revenues from distribution	13,441	12%	16,992	16%	(21%)
Other	3	nm	104	nm	nm

Total net revenues	$113,998	100%	$108,290	100%	5%

Asia-Pacific	$58,052	51%	$40,172	37%	45%
United States	31,903	28%	33,324	31%	(4%)
Europe, Middle East and Africa	21,965	19%	32,972	30%	(33%)
Rest of world	2,078	2%	1,822	2%	14%

Total net revenues	$113,998	100%	$108,290	100%	5%

nm	— not meaningful
Summary of Stock-Based Compensation:

	Three Months Ended		Six Months Ended
	December 26,	December 27,	December 26,	December 27,
($000s)	2010	2009	2010	2009

Cost of sales	$449	$312	$895	$665
Engineering and development	3,429	1,235	9,517	3,712
Selling and marketing	1,186	867	2,251	1,363
General and administrative	3,590	1,213	11,293	2,824

Total stock-based compensation	$8,654	$3,627	$23,956	$8,564

Reconciliation of GAAP Gross Margin to Non-GAAP Gross Margin:

	Three Months Ended		Six Months Ended
	December 26,	December 27,	December 26,	December 27,
	2010	2009	2010	2009

GAAP gross margin	55.9%	61.7%	55.8%	61.3%

Items excluded from GAAP gross margin to calculate non-GAAP gross margin:
Stock-based compensation	0.4%	0.3%	0.4%	0.3%
Amortization of intangibles	7.7%	4.3%	6.9%	5.0%

Non-GAAP gross margin	64.0%	66.3%	63.1%	66.6%

FY’11 Q2 Earnings Results
January 20, 2011

Reconciliation of GAAP Operating Expenses to Non-GAAP Operating Expenses:

	Three Months Ended		Six Months Ended
	December 26,	December 27,	December 26,	December 27,
($000s)	2010	2009	2010	2009

GAAP operating expenses, as presented above	$72,014	$61,034	$142,622	$119,322

Items excluded from GAAP operating expenses to calculate non-GAAP operating expenses:
Stock-based compensation	(8,205)	(3,315)	(23,061)	(7,899)
Amortization of other intangibles	(2,457)	(1,698)	(4,473)	(3,396)
Severance and associated costs	—	—	—	(964)
Net charge associated with Broadcom’s unsolicited takeover proposal and related litigation costs	(855)	(1,484)	(2,176)	(4,094)

Impact on operating expenses	(11,517)	(6,497)	(29,710)	(16,353)

Non-GAAP operating expenses	$60,497	$54,537	$112,912	$102,969

Reconciliation of GAAP Operating Income (Loss) to Non-GAAP Operating Income:

	Three Months Ended		Six Months Ended
	December 26,	December 27,	December 26,	December 27,
($000s)	2010	2009	2010	2009
GAAP operating income (loss) as presented above	$(8,241)	$5,750	$(21,454)	$(432)

Items excluded from GAAP operating income (loss) to calculate non-GAAP operating income:
Stock-based compensation	8,654	3,627	23,956	8,564
Amortization of intangibles	11,239	6,424	19,448	12,848
Severance and associated costs	—	—	—	964
Net charge associated with Broadcom’s unsolicited takeover proposal and related litigation costs	855	1,484	2,176	4,094

Impact on operating income (loss)	20,748	11,535	45,580	26,470

Non-GAAP operating income	$12,507	$17,285	$24,126	$26,038

FY’11 Q2 Earnings Results
January 20, 2011

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income:

	Three Months Ended		Six Months Ended
	December 26,	December 27,	December 26,	December 27,
($000s)	2010	2009	2010	2009
GAAP net income (loss) as presented above	$(39,758)	$8,942	$(47,866)	$12,780

Items excluded from GAAP net income (loss) to calculate non-GAAP net income:
Stock-based compensation	8,654	3,627	23,956	8,564
Amortization of intangibles	11,239	6,424	19,448	12,848
Severance and associated costs	—	—	—	964
Net charge associated with Broadcom’s unsolicited takeover proposal and related litigation costs	855	1,484	2,176	4,094
Fair value adjustments on assets	—	—	353	—
Income tax effect of above items	(3,893)	(4,426)	(11,098)	(9,832)
Tax impact associated with the option exchange	—	—	—	(3,982)
Charges related to PCT of ServerEngines intangibles	36,278	—	36,278	—
Timing difference due to using an actual interim effective tax rate versus an annualized effective tax rate	—	(1,727)	—	(4,195)

Impact on net income (loss)	53,133	5,382	71,113	8,461

Non-GAAP net income	$13,375	$14,324	$23,247	$21,241

FY’11 Q2 Earnings Results
January 20, 2011

Reconciliation of GAAP Diluted Earnings (Loss) Per Share to Non-GAAP Diluted Earnings Per Share:

	Three Months Ended		Six Months Ended
	December 26,	December 27,	December 26,	December 27,
(shares in 000s)	2010	2009	2010	2009
GAAP diluted earnings (loss) per share as presented above	$(0.46)	$0.11	$(0.57)	$0.16

Items excluded from diluted GAAP earnings (loss) per share to calculate diluted non-GAAP earnings per share, net of tax effect:
Stock-based compensation	0.10	0.03	0.26	0.07
Amortization of intangibles	0.09	0.05	0.13	0.10
Severance and associated costs	—	—	—	0.00
Net charge associated with Broadcom’s unsolicited takeover proposal and related litigation costs	0.01	0.01	0.02	0.03
Fair value adjustments on assets	—	—	0.01	—
Tax impact associated with the option exchange	—	—	—	(0.05)
Charges related to PCT of ServerEngines intangibles	0.41	—	0.42	—
Timing difference due to using an actual interim effective tax rate versus an annualized effective tax rate	—	(0.02)	—	(0.05)

Impact on diluted earnings per share	0.61	0.07	0.84	0.10

Non-GAAP diluted earnings per share	$0.15	$0.18	$0.27	$0.26

Diluted shares used in non-GAAP per share computations	88,412	80,734	86,111	80,505

FY’11 Q2 Earnings Results
January 20, 2011

Forward-Looking Diluted Earnings per Share Reconciliation:

Guidance for
Three Months Ending
March 27, 2011

Non-GAAP diluted earnings per share guidance	$0.08 - $0.11

Items excluded, net of tax, from non-GAAP diluted earnings per share to calculate GAAP diluted earnings (loss) per share guidance:
Stock-based compensation	0.07
Amortization of intangibles	0.07
Other charges associated with Broadcom’s unsolicited takeover proposal and related litigation costs	0.00

GAAP loss per share guidance	($0.06) - ($0.03)